Exhibit 10.11

Land Lease Contract - Zhulin

Contractee: Wuhan Huangpi District Yaoji Town Zhulin Villager’s Committee

Legal Representative: Chen Lidian

Contractor: Wuhan Fengze Agricultural Science and Technology Development Co., Ltd.

Legal Representative: Li Hanying

Contractee collectively agreed and with approval by the town government willing to contract the village reservoir and surrounding part of the dry-land to the contractor for construction of hoggery. Contractee and Contractor have signed the contract and agreed on the terms and conditions stipulated below:

1.	Contacting Land: Huangpi District Yaoji Town Zhulin Village XIWA hill, DAWA hill, HUANGTUWA hill, LIZI hill, DAYAN hill and surrounding dry-land, tea garden, Caijiawan reservoir.

2.	Contracting Area: The total construction area is about 411 Mu, which includes: 277.1 Mu of barren hill, 23.5 Mu of pool, 20.27 Mu of first-class dry-land, 21.6 Mu of tea garden and 70.2 Mu of reservoir. The accurate area shall base on the confirmation by administrative department of town government.

3.	Contracting Price (the price is calculating with Renminbi):

22168.00 Yuan per year for barren hill;

3894.00 Yuan per year for first-class dry-land;

1880.00 Yuan per year for pool

Which price will increase 10% every five years.

4.	Term of contract is 50 years. Starting on Feb 1st 2008 and expired on Jan 31st, 2058.

5.	After the contracting land was delivered to the Contractor, the Contractee shall not interfere with the Contractor with his construction, operation and management pursuant to this contract. The Contractor shall not engage in stone or mineral sand mining, real estate development. The Contractor can only be engaged in farming the land, cultivation as well as industry-related development in this contract. In case the contractor willing to engage in other projects must be permitted by law and with the written consent of the Contractee.

6.	The Zhulin Village Caijiawan reservoir can be used by the contractor for his construction and live use water with a total water fee of RMB 10000.00 Yuan per year. The Contractor has the right to use the reservoir by his own arrangement. Besides that, the Contractee shall bear the responsibility for reservoir’s maintenance and management for impurity removal and maintenance of flood control. Contractee provide to Contractor with all existing water sources free of charge but its drainage pumping costs shall be borne by the Contractor. Contractor shall solve his farms and sewage drainage issues. Contractor can choose the framework of solution is to open channel or pipe discharge and bear the cost himself with convenient conditions provided by the Contractee.

During the term of contract, Contractor shall guarantee the water quality (first-class) and prevent water from pollution. In case that pollution happens, the Contractor shall responsible for sewage processing and bear the costs under the Contractee’s supervise. If a significant environmental pollution caused by the Contractor, the Contractee has right to terminate the contract.

7.	Within the contract term, neither Contractee nor Contractor can terminate the contract at will, the Contractor can not re-contract to third party or use the contracting land for other project development, otherwise any lost arise shall be borne by the party that breach the contract.

8.	In the contract period, for the reason of land requisition for state construction, the Contractee and Contractor shall apply for the land compensation together. Which compensation corresponds to any property above the ground shall belong to Contractor; the part related to appreciated land value shall belong to Contractee. The actual land-using units should bear all Cntractor’s loss that caused.

9.	Any loss caused by Force Majeure that Contractee shall be free from responsibility.

10.	Contractee and Contractor shall not terminate or modify the contract at will. For the issues unmentioned in this contract, both parties shall make supplemental provisions in accordance with the measures for lease of state-owned land of Hubei Province, and such provisions shall have the same effect as this contract.

11.	During the contract term, the Contractee shall be Yaoji Town Zhulin Village Committee for the whole term. All the rights and obligations contained in this contract shall not be affected by any change of personnel in Committee. Contractor shall pay Contractee a corresponding fee of RMB7000.00 per year.

12.

Payment Method and Date. Contractor shall pay the rental of RMB 50942.00 Yuan once a year; payment date is February 1st every year. Under the condition that Contractor fails to pay the rental over 90 days, the Contractee has the right to recover the contracting lands.

13.	Matters disputed herein due to contract conclusion, validation, performance, alteration and termination, both Contractee and Contractor shall negotiate for settlement, for failure of negotiation, and the dispute shall be submitted to Wuhan Arbitration Committee for arbitration.

14.	The contract shall be taking effect after signed by both parties and paid the agreed payment

15.	This contract shall be made in seven copies, two copies for Contractee and two copies for Contractor, other copies for City Bureau of Agriculture, Huangpi District Stockbreeding Center and Huangpi Yaoji Town Government.

Contractee: Wuhan Huangpi District Yaoji Town Zhulin Villager’s Committee

(Seal)

Legal Representative: Chen Lidian

Contractor: Wuhan Fengze Agricultural Science and Technology Development Co., Ltd.

(Seal)

Legal Representative: Li Hanying

Jan. 21st, 2008